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                   STRUCTURED ASSET SECURITIES CORPORATION
         MORTGAGE PASS-THROUGH CERTIFICATES, SERIES GREENPOINT 1996-A



                               TERMS AGREEMENT
                              ---------------



                                                        Dated: April 23, 1996



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of April 1, 1996 (the "Trust Agreement").

Re:  Underwriting Agreement  Standard Terms dated  as of April 16,  1996 (the
     "Standard   Terms,"  and  together   with  this  Terms   Agreement,  the
     "Agreement").

SERIES DESIGNATION:  Series GreenPoint 1996-A.
- ------------------

TERMS OF THE SERIES GREENPOINT 1996-A CERTIFICATES:  Structured Asset
- --------------------------------------------------
Securities Corporation Mortgage Pass-Through Certificates, Series GreenPoint 1996-A, Class A1, Class A2, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class R1 and Class R2 (the "Certificates") will evidence, in the aggregate, all of the beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of fixed rate, fully amortizing, conventional, first lien residential mortgage loans (the "Mortgage Loans"). The Certificates consist of ten classes:
Class A1, Class A2, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class R1 and Class R2. Only the Class A1, Class A2, Class B1, Class B2, Class B3, Class R1 and Class R2 Certificates (collectively, the "Offered Certificates") are being sold pursuant to the terms hereof.

REGISTRATION STATEMENT:  File Number 33-99598.
- ----------------------

CERTIFICATE RATINGS:  It is a condition of Closing that at the Closing Date
- -------------------
the Class A1, Class A2, Class R1 and Class R2 Certificates be rated "AAA" by each of Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and Duff & Phelps Credit Rating Co.; that the Class B1 Certificates be rated "AA" by S&P; that the Class B2 Certificates

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be  rated "A" by  S&P; and that the  Class B3 Certificates  be rated "BBB" by
S&P.

TERMS OF SALE OF OFFERED CERTIFICATES:  The Depositor agrees to sell to
- -------------------------------------
Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

CUT-OFF DATE:  April 1, 1996
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CLOSING DATE:  10:00 A.M., New York time, on or about April 26, 1996.  On the
- ------------
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.


                                   LEHMAN BROTHERS INC.


                                   By: /s/ Frank Aguilera
                                        -------------------------
                                        Name:  Frank Aguilera
                                        Title: Vice President

Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By:  /s/ Richard Uhlig
     -------------------------
     Name:  Richard Uhlig
     Title: Vice President

                                      2

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                                  Schedule 1
                                 ----------

                                     Initial Certificate
                  Certificate            Principal                  Purchase
Class            Interest Rate           Amount (1)            Price Percentage
- -----            -------------       ------------------
Class A1            (2)              $120,147,800                101.579505%
Class A2            (3)              $ 21,080,000                101.236331%
Class B1            (4)              $  1,821,000                101.658173%
Class B2            (4)              $    728,000                 99.560094%
Class B3            (4)              $    728,000                 96.529581%
Class R1            (2)              $        100                  0.000000%
Class R2            (2)              $        100                  0.000000%
Total/                               $144,505,000
Wtd Avg

___________________________
(1)  Approximate.
(2) The interest rate on the Class A1, Class R1 and Class R2 Certificates will generally be equal to the weighted average of the Net Mortgage Rates (as defined in the Prospectus Supplement) of the Pool 1 Mortgage Loans as of the first day of the related Interest Accrual Period. The Certificate Interest Rate for the Class A1, Class R1 and Class R2 Certificates for the first Interest Accrual Period is expected to be approximately 8.499%.
(3) The interest rate on the Class A2 Certificates will generally be equal to the weighted average of the Net Mortgage Rates of the Pool 2 Mortgage Loans as of the first day of the related Interest Accrual Period. The Certificate Interest Rate for the Class 2 Certificates for the first Interest Accrual Period is expected to be approximately 8.111%.
(4) Interest will be distributable on the Class B1, Class B2 and Class B3 Certificates as described in the Prospectus Supplement. The Certificate Interest Rate for each Class of Class B1, Class B2 and Class B3 Certificates for the first Interest Accrual Period is expected to be approximately 8.441%.